Exhibit 5.1

August 25, 2011

Evergreen Energy Inc. 1225 17th Street, Suite 1300 Denver, Colorado

Re:	Evergreen Energy Inc. Registration Statement on Form S-3 File 333-162720

Ladies and Gentlemen:

We have acted as counsel to Evergreen Energy Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the “Act”) of up to $10,000,000 of  shares of the Company’s common stock (the “Common Stock”) pursuant to the Registration Statement on Form S-3 (File No. 333-162720) filed by the Company with the Securities and Exchange Commission (the "Commission") on October 29, 2009, as amended by Amendment No. 1 thereto filed on December 31, 2009 (the "Registration Statement"), including the prospectus included therein (the "Base Prospectus"), as supplemented by the Prospectus Supplements dated January 26, 2010, January 28, 2010,  March 16, 2010, and August 25, 2011 for the offer and sale of the Common Stock filed or to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplements”).

As contemplated by the Sales Agency Agreement dated August 24, 2011 between the Company and Lazard Capital Markets LLC (“Agency Agreement”), the Common Stock is to be sold from time to time pursuant to an at-the-market offering.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents submitted to us as copies conform to the originals of those documents; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Agency Agreement will be duly authorized and validly executed and delivered by all parties; (vi); and (vii) any applicable certificates representing the Common Stock will be duly authorized, executed, and delivered.

We have examined the Registration Statement and Prospectus Supplements, including the exhibits thereto, the Certificate of Incorporation and Bylaws of the Company, the Officers' Certificate, and such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. Based upon such examination and subject to the

August 25, 2011

further provisions hereof, we are of the opinion that the Common Stock will be validly issued, fully paid and nonassessable, provided that the it is sold in accordance with the terms and conditions of the Agency Agreement and Prospectus Supplement.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or Common Stock may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally, and general equitable or public policy principles.

This opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect.

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K dated August 25, 2011, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Supplement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. This opinion is based upon currently existing Delaware statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

  /s/ Moye White LLP

Moye White LLP